                                                                Exhibit 43

SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK
--------------------------------------------
ROBERT HUNTLEY, on behalf of
himself and all other similarly
situated,

                   Plaintiff,

      - against -

NEW YORK STATE ELECTRIC & GAS
CORP., WESLEY W. VON SCHACK, JAMES
A. CARRIGG, EVERETT A. GILMOUR,
WALTER G. RICH, JOSEPH J.
CASTIGLIA, PAUL L. GIOIA, BEN E.
LYNCH, ALISON P. CASARETT, JOHN M.
KEELER, ALLEN E. KINTIGH, ALTON G.
MARSHALL, LOIS B. DEFLEUR AND
RICHARD AURELIO,

                   Defendants.
--------------------------------------------

Index No. 97/603927

FILING DATE: 7/30/97

Plaintiff designates
NEW YORK COUNTY
as the Place of Trial

The basis of the venue
is defendants place of
business

       SUMMONS

Plaintiff's place of
residence is in Florida

TO THE ABOVE NAMED DEFENDANTS:

    YOU ARE HEREBY SUMMONED to answer the complaint in this action and to serve a copy of your answer, or, if the complaint is not served with this summons, to serve a notice of appearance, on the Plaintiff's Attorneys within 20 days after the service of this summons, exclusive of the day of service (or within 30 days after the service is complete if this summons is not personally delivered to you within the State of New York); and in case of your failure to appear or answer, judgment will be taken against you by default for the relief demanded in the complaint.

Dated:  New York, New York
        July 30, 1997

                                GOODKIND LABATON RUDOFF
                                   & SUCHAROW LLP
                                100 Park Avenue, 12th Floor
                                New York, New York 10017
                                Telephone: (212) 907-0700

DEFENDANT'S ADDRESS:

NEW YORK STATE ELECTRIC & GAS CORP.
Route 13, Dryden Road
Ithaca, NY 14850

WESLEY W. VON SCHACK
c/o NEW YORK STATE ELECTRIC & GAS CORP.
Route 13, Dryden Road
Ithaca, NY 14850

JAMES A. CARRIGG
c/o NEW YORK STATE ELECTRIC & GAS CORP.
Route 13, Dryden Road
Ithaca, NY 14850

EVERETT A. GILMOUR
c/o NEW YORK STATE ELECTRIC & GAS CORP.
Route 13, Dryden Road
Ithaca, NY 14850

WALTER G. RICH
c/o NEW YORK STATE ELECTRIC & GAS CORP.
Route 13, Dryden Road
Ithaca, NY 14850

JOSEPH J. CASTIGLIA
c/o NEW YORK STATE ELECTRIC & GAS CORP.
Route 13, Dryden Road
Ithaca, NY 14850

PAUL L. GIOIA
c/o NEW YORK STATE ELECTRIC & GAS CORP.
Route 13, Dryden Road
Ithaca, NY 14850

BEN E. LYNCH
c/o NEW YORK STATE ELECTRIC & GAS CORP.
Route 13, Dryden Road
Ithaca, NY 14850

ALISON P. CASARETT
c/o NEW YORK STATE ELECTRIC & GAS CORP.
Route 13, Dryden Road
Ithaca, NY 14850

JOHN M. KEELER
c/o NEW YORK STATE ELECTRIC & GAS CORP.
Route 13, Dryden Road
Ithaca, NY 14850

ALLEN E. KINTIGH
c/o NEW YORK STATE ELECTRIC & GAS CORP.
Route 13, Dryden Road
Ithaca, NY 14850

ALTON G. MARSHALL
c/o NEW YORK STATE ELECTRIC & GAS CORP.
Route 13, Dryden Road
Ithaca, NY 14850

LOIS B. DEFLEUR
c/o NEW YORK STATE ELECTRIC & GAS CORP.
Route 13, Dryden Road
Ithaca, NY 14850

RICHARD AURELIO
c/o NEW YORK STATE ELECTRIC & GAS CORP.
Route 13, Dryden Road
Ithaca, NY 14850

SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK
---------------------------------------
ROBERT HUNTLEY, on behalf of
himself and all others similarly
situated,
                     Plaintiff,
- against -

NEW YORK STATE ELECTRIC & GAS
CORP., WESLEY W. VON SCHACK, JAMES
A. CARRIGG, EVERETT A. GILMOUR,
WALTER G. RICH, JOSEPH J.
CASTIGLIA, PAUL L. GIOIA, BEN E.
LYNCH, ALISON P. CASARETT, JOHN M.
KEELER, ALLEN E. KINTIGH, ALTON G.
MARSHALL, LOIS B. DEFLEUR and
RICHARD AURELIO,
                     Defendants.
--------------------------------------
Index No.

CLASS ACTION
COMPLAINT
------------


     Plaintiff, by his attorneys, alleges upon information and belief (said information and belief being based, in part, upon the investigation conducted by and through his undersigned counsel), except with respect to his ownership of New York State Electric & Gas Corp. common stock and his suitability to serve as a class representative, which are alleged upon personal knowledge, as follows:

                                       Parties
                                       -------

          1. Plaintiff Robert Huntley owns, and at all relevant time has owned, common stock of defendant New York State Electric & Gas Corp. ("NYSEG" or the "Company").

          2. Defendant NYSEG is a corporation organized and existing under and by virtue of the laws of the State of New York. Defendant NYSEG maintains its principal offices
                                       1
at Ithaca, Dryden Road, P. O. Box 3287, Ithaca, New
York, which is in the State of New York.

          3. Defendant Wesley W. von Schack ("von Schack") is the Chairman of the Board, President and Chief Executive Officer of defendant NYSEG.

          4. Defendants James A. Carrigg ("Carrigg"), Everett A. Gilmour ("Gilmour"), Walter G. Rich ("Rich"), Joseph J. Castiglia ("Castiglia"), Paul
L. Gioia ("Gioia"), Ben E. Lynch ("Lynch"), Alison P. Casarett ("Casarett"), John M. Keeler ("Keeler"), Allen E. Kintigh ("Kintigh"), Alton G. Marshall ("Marshall"), Lois B. Defleur ("Defleur") and Richard Aurelio ("Aurelio") are directors of defendant NYSEG.

          5. The foregoing individuals, collectively referred to as the "Defendant Directors," as directors and/or officers of NYSEG, owe fiduciary duties to NYSEG and its shareholders.

                            CLASS ACTION ALLEGATIONS
                            ------------------------

          6. Plaintiff brings this action on his own behalf and as a class action, pursuant to Section 901 of the CPLR, on behalf of all shareholders of NYSEG (except defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants) or their successors in interest, who have been or will be adversely affected by the conduct of defendants alleged herein.

          7. This action is properly maintainable as a class action for the following reasons:

               (a) The class of shareholders for whose benefit this action is brought is so numerous that joinder of all class members is impracticable. As of July 11, 1997, there were over 68.5 million shares of defendant NYSEG's common stock outstanding, believed to be owned by thousands of shareholders of record, scattered throughout the United States and foreign countries.

                (b) There are questions of law and fact which are common to members of the class which predominate over any questions affecting any individual members. The common questions include, inter alia, the following:

                     (i) Whether the defendants have engaged in a plan and scheme to enrich and/or entrench themselves at the expense of NYSEG's public shareholders;

                    (ii) Whether the Defendant Directors have breached fiduciary duties owed by them to plaintiff and members of the class, and/or have aided and abetted in such breach, by virtue of their participation and/or acquiescence and by their other conduct complained of herein;

                   (iii) Whether the Defendant Directors have wrongfully failed and refused to seek a purchaser of NYSEG at the highest possible price and instead, have failed to give serious consideration to the cash merger proposal and/or securities made by CalEnergy Company, Inc. ("CalEnergy") for the common stock of NYSEG;

             (iv) Whether plaintiff and the other members of the class will be irreparably damaged by the conduct and transactions complained of herein; and

              (v) Whether defendants have breached or aided and abetted the breach of the fiduciary and other common law duties owed by them to plaintiff and the other members of the Class.

     8. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of plaintiff are typical of the claims of the other members of the class and plaintiff has the same interest as the other members of the class. Accordingly, plaintiff is an adequate representative of the class and will fairly and adequately protect the interests of the class.

     9. Plaintiff anticipates that there will not be any difficulty in the management of this litigation.

    10. For the reasons stated herein, a class action is superior to other available methods for the fair and efficient adjudication of this action.

                            SUBSTANTIVE ALLEGATIONS

11. Defendant NYSEG generates, purchases, transmits and distributes electricity and natural gas in central, eastern and western New York.

12. On July 1, 1997, it was reported that CalEnergy began acquiring NYSEG common stock on the open market. NYSEG stock rose $0.125 from $20.875 to $21 per share.

13. Soon thereafter, on Thursday, July 10, 1997, the Chairman and Chief Executive Officer of CalEnergy, David L. Sokol, met with defendant Wesley von Schack to discuss the possibility of a "business combination" between NYSEG and CalEnergy. Stock closed up $0.0625 from $21.50 to $21.5625.

14. On July 12, 1997, von Schack telephoned Mr. Sokol to inform him that the Board of Directors met the previous day and determined that discussions of a possible merger opportunity with CalEnergy were not a priority and could not be conducted within the time frame outlined by Mr. Sokol at their July 10 meeting. Stock remained unchanged the next trading day, closing at $21.375.

15. On July 15, 1997, CalEnergy announced its intention to commence a cash tender offer for at least 6,540,670 shares, or approximately 9.9%, of NYSEG common stock at a price of $24.50 per share, a 14.6% premium from the $21.375 previous closing price.

16. In a letter dated July 15, 1997, from Mr. Sokol to defendant von Schack, CalEnergy expressed interest in commencing negotiations to enter into a consensual merger agreement and indicated that CalEnergy would be willing to pay $27.50 in cash for each outstanding share of NYSEG common stock, and a premium of 31.74% above the $20.875 NYSEG unaffected closing price of June 30, 1997, the day immediately preceding the date on which CalEnergy commenced open market purchases of NYSEG common stock. Mr. Sokol also offered to negotiate on the basis of stock-for-stock or any other form of consideration that NYSEG's shareholders would find preferable, Mr. Sokol further stated:

      We believe that our cash merger proposal, which reflects a substantial premium over NYSEG's current market value, represents a full and fair price for your shareholders. Moreover, our proposal would permit your shareholders to realize this substantial cash value notwithstanding the significant uncertainties facing NYSEG and its business day.

17. It is likely that CalEnergy's opening offer of $27.50 in cash is merely a starting point for purposes of commencing merger negotiations and that there is room for this figure to go even higher, providing an even higher premium for NYSEG's shareholders.

18. On July 15, 1997, NYSEG stock closed at $24.5625, after having earlier reached a fifty-two week high of $25.

19. Defendants' failure to give full, prompt and serious consideration to CalEnergy's offer of $27.50 per share in cash, after previously indicating an interest in discussing a business combination of the two companies, represents an attempt to aggrandize their personal and financial positions and interests while enriching themselves at the expense of and to the detriment of the public shareholders of the Company.

20. Defendants, acting in concert, have violated their fiduciary duties owed to the public shareholders of NYSEG and put their personal interests ahead of the interests of the NYSEG public shareholders abusing their control positions as officers and directors of NYSEG all as alleged herein, and all for the purpose of reaping high personal profits at the expense of NYSEG's public shareholders.

21. The Defendant Directors failed to (1) undertake an adequate evaluation of NYSEG's worth as a potential merger/acquisition candidate; (2) take adequate steps to enhance NYSEG's value and/or attractiveness as a merger/acquisition candidate; (3) effectively expose NYSEG to the marketplace in an effort to create an active and open auction for NYSEG, (4) give full and serious consideration to offers made to merge or acquire NYSEG for a substantial premium; or (5) act independently so that the interests of public shareholders would be protected. Instead, defendants have failed to meaningfully consider a cash value representing a significant premium over the current trading price of NYSEG common stock in an effort to entrench themselves and maintain their current positions, in violation of their fiduciary duties to NYSEG's public shareholders.

22. These tactics pursued by the defendants are, and will continue to be, wrongful, unfair and harmful to NYSEG's public shareholders, serve no legitimate business purpose of NYSEG, and are an attempt by the defendants to aggrandize their personal positions, interests and finances at the expense of and to the detriment of the public stockholders of NYSEG. These maneuvers by the defendants will deny members of the class their right to receive the highest value for their shares of NYSEG common stock.

23. In contemplating, planning and/or doing the foregoing specified acts, the defendants are not acting in good faith toward plaintiff and have breached, and are breaching, their fiduciary duties to plaintiff.

24. Because the Defendant Directors (and those acting in concert with them) dominate and control the business and corporate affairs of NYSEG and because they are in possession of private corporate information concerning NYSEG's businesses and future prospects, there exists an imbalance and disparity of knowledge and economic power between the defendants and the public shareholders of NYSEG which makes it inherently unfair to NYSEG's public shareholders.

25. By reason of the foregoing acts, practices and course of conduct, the Defendant Directors have failed to use due care and diligence in the exercise of their fiduciary obligations toward NYSEG and its public shareholders.

26. The acts complained of here above were willful, malicious and oppressive, in that the defendants, knew that their actions as complained of herein, involve improper and illegal practices, violations of law and other acts completely alien to the duties of officers and directors to carry out corporate affairs in a just, honest and equitable manner. By reason of the foregoing, the class is entitled to exemplary damages determined through a proper process to maximize shareholder value.

27. As a result of the actions of the defendants, plaintiff and the class have been and will be damaged in that they have been and will be prevented from obtaining a price for their shares of NYSEG common stock determined through a proper process to maximize shareholder value.

28. Unless enjoined by this Court, the Defendant Directors will continue to breach their fiduciary duties owed to plaintiff and the class, and will exclude the class from receiving fair value for the proportionate share of

NYSEG's valuable assets and businesses, all to the irreparable harm of the class, as aforesaid.


29.  Plaintiff has no adequate remedy at law.

     WHEREFORE, plaintiff demands judgment as follows:

  A. Declaring that this action may be maintained as a class action pursuant to CPLR 901 et seq.;

  B. Declaring that defendants' conduct is unfair, unjust and inequitable to plaintiff end other members of the class;

  C. Directing defendants to take appropriate steps to investigate all bona fide offers and alternatives for maximizing shareholder value;

  D. Requiring defendants to compensate plaintiff and the members of the class for all losses and damages suffered and to be suffered by them as a result of the acts and transactions complained of herein, together with prejudgment interest from the date of the wrongs to the date of the judgment herein;

  E. Awarding plaintiff the costs and disbursements of this action, including reasonable attorneys', accountants' and experts' fees; and

 F. Granting such other and further relief as may be just and proper.

Dated:    New York, New York
          July 30, 1997

                                       GOODKIND LABATON RUDOFF
                                         & SUCHAROW LLP
                                       100 Park Avenue
                                       New York, NY 10017-5563
                                       (212) 907-0700

                                       Attorneys for Plaintiff